EXHIBIT 99.1

FDA Grants Repros Meeting to Discuss Androxal(R) Phase 3 Study Design and Required Drug Dossier for NDA

THE WOODLANDS, Texas, Feb. 27, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that the FDA has granted a meeting with the Company to discuss the design of pivotal Phase 3 efficacy studies for Androxal®, as well as the components of the overall drug development program required for NDA submission. The meeting has been scheduled for the first half of May, 2012.

Androxal® is an oral therapy intended for the treatment of secondary hypogonadism. Androxal® treats the underlying mechanism that the Company believes results in the majority of the cases of secondary hypogonadism. Unlike the hormone replacement therapies currently approved to treat this disorder, Androxal® restores testicular function resulting in normal synthesis of testosterone and continued spermatogenesis. Repros' studies using approved testosterone replacement therapies as efficacy and safety comparators have shown the approved treatments result in suppression of important pituitary hormones that drive testicular function down to castration levels (no detectable LH and FSH) in a significant number of men.

"Our goal is to work with the FDA to provide a complete drug dossier for Androxal that exhibits the products' clinical benefit and safety," stated Joseph S. Podolski, President and CEO of Repros. He further added, "Depending on FDA comments, we believe we can submit the NDA early in 2014."

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs and have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer